STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/11/2023

Work Order Item Number:	W2023081100812-3083679
Filing Number:	20233408046
Filing Type:	Restated Articles
Filing Date/Time:	8/11/2023 12:03:00 PM
Filing Page(s):	9

Indexed Entity Information:

Entity ID: C23651-1998 **Entity Name:** KNOW LABS, INC.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent

CORPORATION SERVICE COMPANY

112 NORTH CURRY STREET, Carson City, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number C23651-1998
FVAguilar	Filing Number 20233408046
Secretary of State State Of Nevada	Filed On 8/11/2023 12:03:00 PM
	Number of Pages 9

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Know Labs, Inc. Entity or Nevada Business Identification Number (NVID): C23651-1998
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	× Certificate to Accompany Restated Articles or Amended and Restated Articles × Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: 08/09/2023 The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
	Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. Dissolution The purpose of the entity has been amended. Merger The authorized shares have been amended. Conversion Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary)
6. Signature: (Required)	X Ken Erickson — Chief Executive Officer Signature of Officer or Authorized Signer — Title X ______ ______ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

The articles of incorporation of Know Labs, Inc., as heretofore amended to date, are hereby restated as set forth on the following pages.

[See attached pages.]

This form must be accompanied by appropriate fees.

RESTATED
ARTICLES OF INCORPORATION OF
KNOW LABS, INC.

ARTICLE I
NAME

The name of the Corporation is Know Labs, Inc. (the "Corporation").

ARTICLE II
REGISTERED AGENT AND REGISTERED OFFICE

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada.

ARTICLE III
DURATION

The duration of the Corporation's existence shall be perpetual.

ARTICLE IV
PURPOSES

The purposes for which the Corporation is organized are as follows: to engage in any business, trade or activity which lawfully may be conducted or permitted under Nevada General Corporation Law, Chapter 78 of the Nevada Revised Statutes. The Corporation also shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose or purposes of this Corporation.

ARTICLE V
POWERS

The powers of the Corporation shall be those powers granted by NRS 78.060 and 78.070 of the Nevada Revised Statutes under which this Corporation is formed. In addition, the Corporation shall be entitled to exercise any and all other powers authorized or permitted under any laws that now may be or hereafter become applicable or available to this Corporation.

ARTICLE VI
SHARES

Section 1. Authorized Capital. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

Section 2. Issuance of Preferred Stock in Series.

(a) The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time to time by the Board of Directors of the Corporation and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares (including, without limitation, such matters as dividends, redemption, liquidation, conversion and voting) of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

(b) These Restated Articles of Incorporation, as the same may be amended from time to time, include the terms of the Corporation's:

(i) Series C Convertible Preferred Stock, as set forth in the Amended and Restated Certificate of Designation filed in the office of the Nevada Secretary of State on August 11, 2023, as Filing No. 20233407692, as the same has been and may be further amended, corrected or restated from time to time; and

(ii) Series D Convertible Preferred Stock, as set forth in the Third Amended and Restated Certificate of Designation filed in the office of the Nevada Secretary of State on August 11, 2023, as Filing No. 20233407698, as the same has been and may be further amended, corrected or restated from time to time;

and each such certificate of designation, as so amended, corrected or restated, as applicable, is hereby incorporated herein by this reference until such certificate of designation is withdrawn in accordance with the NRS.

Section 3. Consideration for Shares. The capital stock of the Corporation shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid and non-assessable.

Section 4. Dividends. Dividends in cash, property or shares of the Corporation may be paid, if, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

ARTICLE VII
ASSESSMENT OF STOCK

The capital stock of this Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall

ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the Corporation and shall not be liable for assessments to restore impairments in the capital of the Corporation.

ARTICLE VIII
DIRECTORS

The business of the Corporation shall be managed by a Board of Directors. The number of directors constituting the Board of Directors may be increased or decreased from time to time in the manner specified in the Bylaws of this Corporation; provided, however, that the number shall not be less than one (1) nor more than eight (8), and shall not be increased by more than three directors in any calendar year. In case of a vacancy in the Board of Directors, including those caused by an increase in the number of directors, a majority of the remaining directors, though less than a quorum, may appoint someone to fill such vacancy and such appointed director or directors shall serve until the election and qualification of a successor at the next annual meeting of the stockholders or until a special meeting is called for the purpose of electing director(s) for that position(s).

ARTICLE IX
LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

The personal liability of all of the officers and directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada General Corporation Law, as the same may be supplemented and amended.

ARTICLE X
INDEMNIFICATION AND INSURANCE

Section 1. A director of this Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of the director: (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating the Nevada General Corporation Law, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Nevada General Corporation Law is amended after September 13, 2002, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the full extent permitted by the Nevada General Corporation Law, as so amended, without any requirement of further action by the stockholders.

Section 2. The Corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in the Nevada General Corporation Law, or any other limitation which may be enacted after September 13, 2002, to the extent such limitation may be disregarded if authorized by the Articles of Incorporation or as permitted by applicable law.

Section 3. Any repeal or modification of this Article by the stockholders of this Corporation shall not adversely affect any right of any individual who is or was a director of the Corporation, which existed at the time of such repeal or modification.

Section 4. To the fullest extent provided by Nevada General Corporation Law, the Corporation also may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 5. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Corporation has the authority to indemnify him against such liability and expenses.

ARTICLE XI
PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the Directors shall have power to hold their meetings, and the Directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

ARTICLE XII
AMENDMENT OF ARTICLES

This Corporation reserves the right to amend, alter, change or repeal any of the provisions contained in its Articles of Incorporation in any manner prescribed or permitted by law on or after September 13, 2002. All rights of the stockholders, directors and officers of this Corporation are granted subject to this reservation.

ARTICLE XIII
PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

ARTICLE XIV
CUMULATIVE VOTING

The stockholders of this Corporation shall not be entitled to cumulative voting at the election of any directors.

ARTICLE XV
CONTRACTS IN WHICH DIRECTORS HAVE AN INTEREST

No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and another corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is void or voidable solely for this reason or solely because any such director or officer is present at the meeting of the Board of Directors or a committee thereof which authorizes or approves the contract or transaction, or joins in the execution of a written consent which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, if the circumstances specified in any of the following paragraphs exists:

(a) The fact of the common directorship, office or financial interest is known to the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

(b) The fact of the common directorship, office or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

(c) The fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the Board of Directors of the Corporation for action.

(d) The contract or transaction is fair as to the Corporation at the time it is authorized or approved.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction, and if the votes of the common or interested directors are not counted at the meeting, then a majority of the disinterested directors may authorize, approve or ratify a contract or transaction.

ARTICLE XVI
BYLAWS

The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws of this Corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of this Corporation.

ARTICLE XVII
APPROVAL OF CERTAIN ACTIONS

Except to the extent that any of the following actions are permitted to be taken solely upon approval of the Board of Directors of the Corporation without shareholder action pursuant to these Articles of Incorporation or applicable Nevada General Corporation Law, any amendment of the Articles of Incorporation or the Bylaws of the Corporation, approval of a plan of merger or share exchange, authorizing the sale, lease, exchange or other disposition of all, or substantially all of the Corporation's property, authorizing dissolution of the Corporation or any increase in the authorized or issued capital stock of the Corporation (whether pursuant to Article VI or otherwise), any cancellation, redemption or purchase by the Corporation of any of its shares, any change in the rights attached to any class of its shares, and any other reorganization of the Corporation of any nature, shall require approval by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

ARTICLE XVIII
STOCKHOLDER VOTING ON SIGNIFICANT CORPORATE ACTION

Any corporate action for which Nevada General Corporation Law, as then in effect, would otherwise require approval by either two-thirds vote of the stockholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the stockholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares of each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles of Incorporation that specifically requires a greater vote for approval of any particular corporate action.

ARTICLE XIX
STOCKHOLDER ACTION BY WRITTEN CONSENT

Action required or permitted to be taken at a stockholders' meeting may be taken without a meeting or a vote if the action is taken by stockholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. To the extent that Nevada General Corporation Law requires prior notice of any such action to be given to non-consenting or non-voting stockholders, written notice of such action shall be given at least five (5) days prior to the effective date of such action, unless a greater period is required by law.

ARTICLE XX
QUORUM FOR MEETINGS OF STOCKHOLDERS

Except with respect to any greater requirement required by Nevada General Corporation Law or the Bylaws of this Corporation, one-third of the votes entitled to be cast on a matter by the holders of shares that are entitled to vote and be counted collectively upon such matter, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of stockholders.

* * * *